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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256

            ROFIN-SINAR REPORTS RESULTS FOR THE FOURTH QUARTER
                           OF FISCAL YEAR 2013

Plymouth, MI / Hamburg, Germany, November 7, 2013 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions and components, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2013.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)


                     Three months ended           Twelve months ended
                    9/30/13   9/30/12    % Change   9/30/13  9/30/12  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $147,592  $147,460       0 %   $560,068  $540,121  +   4 %
RSTI net income     $  9,794  $ 10,064   -   3 %   $ 34,755  $ 34,530  +   1 %
Earnings per share
  "Diluted" basis   $   0.35  $   0.35       0 %   $   1.22  $   1.20  +   2 %

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.4 million and 28.5 million for each of the fiscal quarters and 28.4 million and 28.7 million for the twelve-month periods ended September 30, 2013 and 2012.

"We have delivered good fourth quarter and fiscal year performance which was above our guidance. Net sales, net income and earnings per share turned out better than our projected estimates, while gross profit was challenged by a less favorable product mix towards a larger portion of fiber lasers. We experienced the strongest quarter for sales in fiscal year 2013 in the medical device industry and a solid quarter in sales for the machine tool, consumer electronics and semiconductor industries. On a geographical basis, sales to all countries within Europe were strong, North American business was stable, and Asian sales were weaker, mainly due to softer sales in China," commented Gunther Braun, CEO and President of RSTI. "This quarter was also marked by a lower level of order entry across all geographical regions. August and September order entry was below expectations, mainly due to a lack of bigger volume orders from China and less orders from the medical device industry in North America. European orders improved slightly quarter-on-quarter, but could not compensate for the reduction in other geographical regions. Despite the low beginning backlog, we believe that our book-to-bill ratio will improve based on current sales projects and new product introductions, especially in ultra-short pulse technology."

(page)
FINANCIAL REVIEW

- Fourth Quarter -
Net sales totaled $147.6 million for the fourth quarter ended September 30, 2013, slightly higher than in the fourth quarter of fiscal year 2012. Gross profit totaled $50.2 million, or 34% of net sales, compared to $51.2 million, or 35% of net sales, in the same period last fiscal year. RSTI net income amounted to $9.8 million, or 7% of net sales, compared to $10.1 million, or 7% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.35 for the quarter based upon 28.4 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.35 based upon 28.5 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $24.1 million represented 16% of net sales and decreased by $0.6 million compared to last fiscal year's fourth quarter. Net R&D expenses decreased by $0.5 million to $10.0 million and represented 7% of net sales in both fiscal quarters.

Sales of laser products for macro applications decreased by 3% to $53.5 million and accounted for 36% of total sales. Sales of lasers for marking and micro applications decreased by 2% to $73.9 million and represented 50% of total sales. Sales of components increased by 20% to $20.2 million and represented 14% of total sales.

On a geographical basis, revenues in North America decreased by 1%, to $30.4 million and by 15% in Asia to $45.1 million whereas net sales in Europe increased by 13% to $72.1 million.


- Twelve Nine Months -
For the twelve months ended September 30, 2013, net sales totaled $560.1 million, an increase of $19.9 million, or 4%, when compared to the prior fiscal year. The fluctuation of the US dollar, mainly against the Euro, resulted in an increase in net sales of $0.6 million for the twelve-month period. Gross profit for the period was $196.5 million, $0.2 million higher than in fiscal year 2012. RSTI net income for the fiscal year ended September 30, 2013, totaled $34.8 million. The diluted per share calculation equaled $1.22 based upon 28.4 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $9.2 million, or 4%, to $214.6 million and net sales of lasers for marking and micro applications increased by $0.5 million to $272.7 million. Sales of components increased $10.3 million, or 16%, to $72.8 million compared to fiscal year 2012.

On a geographical basis, net sales in North America in the twelve months decreased by 3% and totaled $114.9 million (2012: $117.8 million). In Europe, net sales increased by 4% to $250.3 million (2012: $239.6 million) and in Asia, net sales increased by 7% to $194.9 million (2012: $182.7 million).



- Backlog -
Order entry decreased by 10% to $123.5 million for the quarter and by 1% to $531.1 million for the fiscal year compared to the corresponding periods in fiscal year 2012. The backlog, mainly for laser products, amounted to $118.0 million as of September 30, 2013. The book-to-bill ratio for the quarter was
0.84 and 0.95 for the fiscal year.


(page)
- Other Developments: Share Buyback -
As of September 30, 2013, the Company has purchased almost 0.7 million shares of its common stock for a total amount of approximately $14.8 million and completed the buyback program that was announced in August 2012.

- Outlook -
For the first quarter ending December 31, 2013, the Company expects revenues to be in the range of $122 million to $127 million and earnings per share to be in the range of $0.06 to $0.08. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.


With over 35 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 45,000 laser units installed worldwide and serves more than 4,000 customers. The Company's shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, November 7, 2013. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company's home page for approximately 90 days. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Dana Diver at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London at +44(0) 207 614 2900.


                              (Tables to follow)

















(page)
                  ROFIN-SINAR TECHNOLOGIES INC.
               CONSOLIDATED STATEMENTS OF EARNINGS
             (in thousands, except per share data)

                                    Three months          Twelve months
                                       Ended                  Ended
                                    (unaudited)            (unaudited)
                               ----------------------  ----------------------
                                 9/30/13     9/30/12    9/30/13     9/30/12
                               ----------  ----------  ----------  ----------
-Macro                         $  53,469   $  55,170   $ 214,623   $ 205,394
-Marking/Micro                    73,935      75,359     272,632     272,195
-Components                       20,188      16,931      72,813      62,532
                               ----------  ----------  ----------  ----------
Net sales                        147,592     147,460     560,068     540,121
Costs of goods sold               97,373      96,236     363,559     343,769
                               ----------  ----------  ----------  ----------
Gross profit                      50,219      51,224     196,509     196,352

Selling, general, and
  administrative expenses         24,131      24,683     101,726     101,088
Intangibles amortization             667         617       2,553       2,279
Research and development expenses  9,973      10,502      43,014      42,604
                               ----------  ----------  ----------  ----------
  Income from operations          15,448      15,422      49,216      50,381

Other income (Loss)              ( 1,474)    (   692)   (     61)      2,011
                               ----------  ----------  ----------  ----------
  Income before income tax        13,974      14,730      49,155      52,392

Income tax expense                 4,040       4,570      14,139      17,180
                               ----------  ----------  ----------  ----------
  Net Income                       9,934      10,160      35,016      35,212

Net income (loss) attributable
    to non-controlling interest      140          96         261         682
                               ----------  ----------  ----------  ----------
Net income attributable
      to RSTI                      9,794      10,064      34,755      34,530
                               ==========  ==========  ==========  ==========

Net income attributable to RSTI per share
  * "diluted" basis             $   0.35     $  0.35     $  1.22     $  1.20
 ** "basic" basis               $   0.35     $  0.35     $  1.23     $  1.21


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.4 million and 28.5 million for each of the fiscal quarters and 28.4 million and 28.7 million for the twelve-month periods ending September 30, 2013 and 2012.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.2 million and 28.4 million for the fiscal quarters and 28.2 million and 28.5 million for the twelve-month periods ending September 30, 2013 and 2012, respectively.





(page)
                       ROFIN-SINAR TECHNOLOGIES INC.
                       CONSOLIDATED BALANCE SHEETS
                          (dollars in thousands)

                                                     9/30/13       9/30/12
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 136,977      $ 101,163
  Trade accounts receivable, net                     110,665        107,935
  Inventories net                                    198,582        202,188
  Other current assets                                35,262         28,236
                                                   -----------    ----------
    Total current assets                             481,486        439,522
                                                   -----------    ----------
  Net property and equipment                          86,912         80,001
  Other non-current assets                           131,706        133,009
                                                   -----------    ----------
    Total non-current assets                         218,618        213,010
                                                   -----------    ----------
    Total assets                                   $ 700,104      $ 652,532
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   3,709      $  16,883
  Accounts payable, trade                             24,596         26,644
  Other current liabilities                           80,403         77,168
                                                   -----------     ---------
    Total current liabilities                        108,708        120,695
  Long-term debt                                      14,913          5,662
  Other non-current liabilities                       33,065         32,256
                                                   -----------     ---------
    Total liabilities                                156,686        158,613
    Net stockholders' equity                         543,418        493,919
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 700,104      $ 652,532
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "Despite the low beginning backlog, we believe that our book-to-bill ratio will improve based on current sales projects and new product introductions, especially in ultra-short pulse technology. or "For the first quarter ending December 31, 2013, the Company expects revenues to be in the range of $122 million to $127 million and earnings per share to be in the range of $0.06 to $0.08." is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.